Ex. 99.1
FOR IMMEDIATE RELEASE

Chemtura Corporation prices senior notes offering of $455 million

PHILADELPHIA, Pa., August 13, 2010 — Chemtura Corporation, debtor-in possession (Pink Sheets: CEMJQ) (the “Company” or “Chemtura”), today announced that it has priced an offering at 99.269 percent of $455 million aggregate principal amount of unsecured senior notes due 2018, which will bear interest at a rate of 7 7/8% per annum (the “senior notes”), in a private placement under Rule 144A and Regulation S.  The offering is expected to close on August 27, 2010.  Chemtura is offering the senior notes as part of its exit financing package pursuant to its Chapter 11 plan of reorganization (“Plan”), if the Plan is confirmed.  As part of its exit financing, Chemtura plans to enter into a $275 million senior asset-based revolving credit facility for working capital and general corporate purposes.  Chemtura expects its senior secured term loan (the “term loan”) to price and allocate on August 16, 2010.  The term loan is expected to close, subject to customary closing conditions, concurrently with the closing of the senior notes offering.

The net proceeds of the senior notes offering and term loan will be funded into a segregated escrow account until the Plan is confirmed by the Bankruptcy Court and certain other conditions are satisfied.  Upon satisfaction of the escrow conditions, including confirmation of the Plan, Chemtura intends to use the net proceeds, together with cash on hand, to make payments contemplated under the Plan and to fund Chemtura’s emergence from Chapter 11.

The senior notes will be unsecured senior obligations of Chemtura and will be guaranteed by each of its current and future domestic subsidiaries, other than certain excluded subsidiaries.  The term loan will be guaranteed by the same subsidiaries that guarantee the senior notes.  It will be a secured obligation of Chemtura and the guarantors.

The senior notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in reliance on Regulation S under the Securities Act. The senior notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the senior notes, nor shall there be any sale of the senior notes in any state or jurisdiction in which such offer, solicitation or sale is unlawful.  Any offers of the senior notes will be made only by means of a private offering memorandum.  The press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About the Company

Chemtura, with 2009 sales of $2.3 billion, is a global manufacturer and marketer of specialty chemicals, agrochemicals, and pool, spa and home care products. Additional information concerning Chemtura is available at www.chemtura.com.

Forward-Looking Statements

This press release includes “forward-looking statements.”  These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters.  These statements are based on our current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control.  There can be no assurance that our beliefs or expectations will be achieved.  Actual results may differ materially from our beliefs or expectations due to economic, business, competitive, market and regulatory factors.

Although Chemtura believes that the expectations reflected in the forward looking statements are reasonable, they cannot guarantee that they will effect the senior notes offering. Accordingly, you should not place undue reliance on these forward-looking statements.

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CONTACT:
Investor Relations Stephen Forsyth, 203-573-2213 or Media Relations John Gustavsen, 203-573-3224